EXHIBIT 10.30

V I S U A L
 N E T W 0 R K S, INC.

July 27, 2000

Mr. Steven Hindman
13149 Brushwood Way
Potomac, MD 20954

Dear Steve:

On behalf of Visual Networks, Inc., it is my pleasure to confirm our verbal offer of employment for the position of Executive Vice President, Sales and Marketing. We feel that your unique skills and experience will be an asset to our Company and that Visual Networks will offer you an enriching and challenging opportunity. The details of the offer are as follows:

Monthly Salary:	$22,916.67

Bonus Plan	You will be on the Management Incentive Bonus Plan at 60% of your base salary at target for the year 2000, prorated for the number of months that you are here during this year. You will be guaranteed a payment of $123,000 for this year, payable during the first quarter of 2001.

You will be guaranteed an additional $85,000 for 2001 and 2002, payable in February of those years. If you leave the company within two years of hire, you will repay a prorated amount of these bonuses to Visual Networks.

Miscellaneous:	Visual Networks will reimburse your current employer for the portion of the $240,000 new-hire package that you will be responsible for repaying to them. This is expected to be approximately $150,000. Our intent is to pay this directly to your previous employer. In the event that you must pay this to them directly we will reimburse you for the required amount net of taxes. If you leave the company within two years of hire you will repay a prorated amount of this payment to Visual Networks.

Stock Options*:	300,000 options
In the event of a change of control, 50% of these shares will vest immediately. In the event that the acquirer terminates your employment within 1 year of closing, 100% of these shares will vest and you will receive six months of severance pay.

Other Agreements:	If Visual Networks terminates your employment within two years of hire, for a reason other than cause, you will receive one year of severance plus the guaranteed $85,000 bonus, if applicable in that year. If this occurs, you will not be responsible for repayment of the reimbursement to your previous employer or for any portion of the $85,000 bonuses that may have been received.

Start Date:	August 28, 2000

As a new employee, you will attend Visual Networks’ New Employee Orientation on your first day of employment as an introduction to the Company and the various benefits and programs you can expect

Confidentiality Non-Disclosure, And Non-Solicitation

In consideration of employment and/or contractual relationship with Visual Networks, Inc. (the “Company”):

1.	Employee hereby agrees to disclose and assign to the Company, its successor and assigns, all discoveries, inventions, and improvements made by employee alone or jointly with others, during the period of employee’s employment/contract with the Company, which relate-to the historical or planned business of the Company and result from tasks employee performed in the regular course of employee’s employment/contract with the Company.

2.	Employee further agrees that upon request of the Company, employee will join and render assistance in any proceedings, and execute any papers necessary to vest title to, and to maintain and enforce, in any and all countries, patents, trademarks, registrations and/or copyrights with respect to any discoveries, inventions, or improvements assigned by employee to the Company.

3.	Employee Author agrees that employee will not, while in the employ of the Company or anytime thereafter, disclose any information not in the public domain relating to the Company’s business, except as may be consistent with employee’s duties as an employee/contractor of the Company. Employee further agrees that upon termination of employee’s employment /contract with the Company, employee will deliver to the Company all property and documents of the Company and all information (computerized or hard copy) relating to the Company’s business, then in employee’s possession, which has not been made available to the public, and employee will not take any documents or reproductions of confidential or proprietary information without the written consent of any authorized officer of the Company.

4.	Employee agrees that during the period of employee’s employment/contract with the Company and for a period of one (1) year after the termination of employee’s employment/contract with the Company, employee will not engage in or be financially interested in any business activities which are competitive with the Company. For the purposes of this agreement, competitive activities are defined as any activities related to hardware and/or software products to be embedded in a network infrastructure whose primary purpose is to aid in the maintenance and support of wide-area data communications networks based an Frame Relay, SMDS, Asynchronous Transfer Mode, or Internet access technologies. This definition can be modified or interpreted from time to time in such a way as necessary to reflect the core business of the Company.

5. Employee further agrees that during the period of employee’s employment/contract with the Company and for a period of one (1) year after the termination of employee’s employment/contract with the Company, employee will not directly or indirectly solicit, entice or otherwise influence any employee or contractor employed or engaged by the Company to terminate their employment or contractual relationship with the Company.

The terms of this agreement supercede and negate all prior agreements between the employee and the Company.

Accepted by:

/s/ Steve Hindman Steve Hindman	8/7/00 Date